Exhibit 99.1

Clean Energy Special Situations Corp. Receives Notice from Nasdaq Regarding Suspension of Trading of Securities and Files for Hearing

New York, New York, February 21, 2024 (GLOBE NEWSWIRE) – Clean Energy Special Situations Corp. (the “Company”) announced that, on February 14, 2024, it received a formal notice (the “Formal Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq’s continued listing standards (the “Rules”), because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “Q3 10-Q”) and failed to meet the terms of the exception granted by the Staff of Nasdaq (the “Staff”) to file the Q3 10-Q by February 12, 2024 (the “Exception”). The Formal Notice further stated that, unless the Company requested an appeal of this determination, trading of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) would be suspended at the opening of business on February 23, 2024 and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”) which will remove the Company’s securities from listing and registration on Nasdaq.

The Company has requested today an appeal of the Staff’s determination to a Hearings Panel (the “Panel”) pursuant to the procedures set forth in the Rules. A request for a hearing regarding a delinquent filing will stay the suspension of the Company’s securities only for a period of 15 days from the date of the request. As a result, the Company will further request a stay of the suspension, pending the hearing. There can be no assurance that the Company will be able to successfully gain a stay of the suspension pending the results of the hearing, prevail at the hearing, or regain compliance with the Rules discussed above.

About Clean Energy Special Situations Corp.

Clean Energy Special Situations Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Contact Information:

Raghunath Kilambi

Chief Executive Officer

c/o Graubard Miller

(212) 818-8800